Exhibit 10.1

POSITIVEID CORPORATION
AMENDED AND RESTATED EMPLOYMENT, CONSULTING AND NON-COMPETE AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT, CONSULTING AND NON-COMPETE AGREEMENT (the “Amended and Restated Agreement”) is entered into this 8th day of December, 2011 and effective December 6, 2011 (the “Effective Date”), between POSITIVEID CORPORATION, a Delaware corporation (hereinafter referred to as “PSID”), and SCOTT R. SILVERMAN, an individual (hereinafter referred to as “Silverman”).  The parties to this Amended and Restated Agreement are hereinafter individually referred to as “Party” and collectively referred to as “Parties.”

WHEREAS, the Parties entered into that certain PositiveID Corporation Employment and Non-Compete Agreement dated November 11, 2010 (the “Original Agreement”); and

WHEREAS, the Parties entered into a First Amendment to PositiveID Corporation Employment and Non-Compete Agreement dated September 30, 2011 (the “First Amendment,” together with the Original Agreement, the “Agreement”); and

WHEREAS, the Parties have agreed to amend and restate the Agreement in connection with Silverman's negotiated departure from the board of directors of PSID as of December 6, 2011 and his continued service as a consultant to PSID until March 1, 2012.

NOW THEREFORE, in consideration of the promises and the mutual obligations set forth in this Amended and Restated Agreement, the Parties agree as follows:

1.           Employment.  PSID agrees to continue to employ Silverman, and Silverman agrees to continue such employment by PSID, pursuant to the terms and conditions set forth in this Amended and Restated Agreement.

2.           Position and Responsibilities.  Silverman shall serve as Chairman of the board of directors of PSID until December 6, 2011.  Silverman agrees to render services to the best of Silverman’s ability for and on behalf of PSID.

3.           Consulting Services.  Silverman shall, from December 6, 2011 until March 1, 2012, render to PSID such services as a consultant to PSID (the “Consulting Services”) as PSID may reasonably and from time to time require.  The primary purpose of such Consulting Services is to transition the current Chief Executive Officer to his new position as Chairman of the board of directors of PSID.  PSID requires and Silverman agrees to provide a minimum of 20 hours of Consulting Services per week from December 6, 2011 through March 1, 2012.  The exact nature and scope of such Consulting Services shall be at the reasonable discretion of PSID, but such Consulting Services shall be substantial and shall be similar in nature and scope to the services previously performed by Silverman in his former position as Chairman of the board of directors of PSID as well as to provide the appropriate leadership transition as provided in this Section 3 which is of critical importance to PSID.

4.           Term.  The term under the Original Agreement was from January 1, 2011 until  December 31, 2015 (the “Original Term”).  The term of this Amended and Restated Agreement shall commence on the Effective Date and shall continue in force until March 1, 2012 (the “Term”).  Notwithstanding the foregoing, upon the happening of any of the following events, this Amended and Restated Agreement shall terminate (unless otherwise provided herein for a termination after a period of time) and Silverman shall cease to be an employee of PSID:

(a)
Silverman’s Total Disability upon PSID’s election.  For purposes of this Amended and Restated Agreement, “Total Disability” shall be defined as Silverman’s inability, due to illness, accident or any other physical or mental incapacity, to perform Silverman’s usual responsibilities performed by Silverman for PSID prior to the onset of such disability, for one hundred eighty (180) consecutive days during the Term.  PSID may elect, by written notice to Silverman, within thirty (30) days of the end of such period of Total Disability defined above, to terminate Silverman’s employment herein;

(b)	the death of Silverman;

(c)
Silverman’s Constructive Termination.  For purposes of this Amended and Restated Agreement, “Constructive Termination” shall be defined as a material breach by PSID of its obligations under this Amended and Restated Agreement.  If Silverman chooses to treat such material breach as a Constructive Termination, Silverman shall provide PSID with written notice describing the circumstances being relied upon by Silverman for such termination with respect to this Amended and Restated Agreement within thirty (30) days after the event giving rise to the Constructive Termination.  PSID shall have thirty (30) days after receipt of such notice to remedy the situation prior to the Constructive Termination being deemed final; or

(d)
PSID terminates this Amended and Restated Agreement for cause, with said cause being defined as a conviction of a felony or Silverman being legally prevented from providing services hereunder as a result of Silverman’s violation of any law, regulation and/or rule.

Nothing in this Amended and Restated Agreement is intended to limit the rights of PSID to terminate this Amended and Restated Agreement under applicable bankruptcy laws in the event that PSID files for protection under the United States Bankruptcy Code.

5.           Compensation.

(a)           Silverman shall be entitled to compensation for all services performed by Silverman pursuant to this Amended and Restated Agreement (“Compensation”) as set forth below in Section 5(c).

(b)           PSID shall deduct from the cash compensation actually paid pursuant to Section 5(c)(1)(ii) below, if any, all taxes and other deductions which are required to be deducted or withheld under any provision of any federal, state, or local law now in effect or which may become effective at any time.

(c)           (1) Contractual Obligations.  It is acknowledged and agreed that PSID has not satisfied certain Contractual Obligations, as hereinafter defined, pursuant to the First Amendment.  For all purposes hereof, PSID and Silverman agree that the term Contractual Obligations shall be defined as the payment by PSID to Silverman of the amount of FOUR HUNDRED SIXTY-ONE THOUSAND FIVE HUNDRED THIRTY-EIGHT DOLLARS ($461,538); provided, however, that the satisfaction of the Contractual Obligations of PSID shall be subject to a substantial risk of forfeiture in the event that Silverman, without good cause, shall fail and refuse to perform the Consulting Services requested by PSID pursuant to Section 3; provided, further, however, that for the purposes of this Section 5(c)(1), the duration of such Consulting Services shall be from December 6, 2011, through January 2, 2012.  In that event, Silverman shall be in breach of this Amended and Restated Agreement.  If, upon notice of such breach, Silverman continues to fail and refuse to perform such Consulting Services for a period of ten (10) days, he shall forfeit all of his rights to the satisfaction of such Contractual Obligations by PSID under this Section 5(c)(1).

In satisfaction of the Contractual Obligations, PSID has agreed as follows:

(i)           Subject to the terms of Section 5(c)(1)(ii) below, PSID shall, on January 2, 2012, issue to Silverman 2,468,118 shares of stock from the PositiveID Corporation 2011 Stock Incentive Plan (the “Contractual Obligations Stock”).  The Contractual Obligations Stock shall be filed as part of the Registration Statement referenced in Section 5(c)(2) below and shall also be price protected on terms that are identical to the price protection provisions of the Restricted Stock as set forth in Section 5(c)(2) below.

(ii)          In the event that PSID pays to Silverman EIGHTY-SIX THOUSAND DOLLARS ($86,000.00) in cash compensation on or before December 31, 2011, the Contractual Obligations Stock shall be reduced from 2,468,118 shares to 1,750,000 shares, subject the same registration and price protection terms and conditions set forth in Section 5(c)(1)(i) above.  In the further event that PSID does not pay to Silverman the cash compensation of EIGHTY-SIX THOUSAND DOLLARS ($86,000.00) on or before December 31, 2011, and if PSID receives ONE MILLION DOLLARS ($1,000,000.00) of proceeds from a financing transaction or a series of financing transactions between the Effective Date and the date in which the Registration Statement becomes effective, PSID shall pay to Silverman in 2012 the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) in cash compensation in which event Silverman shall return to PSID 534,789 shares of PSID’s common stock.

(iii)         In the event that the Registration Statement for the Contractual Obligations Stock does not become effective on or before March 31, 2012, then Silverman at his sole option, may return the Contractual Obligations Stock to PSID and PSID shall have the obligation to pay to Silverman cash compensation in the amount of FOUR HUNDRED SIXTY-ONE THOUSAND FIVE HUNDRED THIRTY-EIGHT DOLLARS ($461,538.00) less any cash compensation payments made pursuant to the terms of Section 5(c)(1)(ii) above.

(2) Other Compensation.  As an accommodation to the cash flow requirements of PSID, Silverman has agreed that all Compensation which shall be due commencing on January 1, 2012 for the balance of the Original Term, plus compensation for the Consulting Services hereunder, shall be paid in the form of restricted stock as follows:  18,112,182 shares of restricted stock with a value of THREE MILLION THREE HUNDRED NINETY-FOUR THOUSAND TWO HUNDRED TWENTY-THREE DOLLARS AND TWENTY CENTS ($3,394,223.20) as of September 30, 2011 (the “Restricted Stock”) shall be issued to Silverman on the later of January 2, 2012 or as soon as practicable after PSID’s next special stockholders meeting which meeting shall take place no later than March 15, 2012 (the “Issuance Date”).  The Restricted Stock shall be registered as soon as practicable and, in all events, PSID shall use its commercially reasonable efforts to cause a registration statement (each a “Registration Statement”) to be filed with the Securities and Exchange Commission within thirty (30) days from the Issuance Date.  The Restricted Stock will be issued based upon the average daily VWAP of one (1) share of common stock of PSID for the five (5) trading days preceding September 30, 2011 (the “Measurement Date”), which was $0.1874 per share.  When used herein, the term "VWAP" means the volume-weighted average price, calculated by dividing the aggregate value of common stock traded on the OTC Bulletin Board or other principal trading exchange or market for the common stock during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of common stock traded on the OTC Bulletin Board or other principal trading exchange or market for such trading day.

The Restricted Stock will be price protected through the date in which the Registration Statement becomes effective (or the date in which the Restricted Stock becomes eligible for trading, if later), such that if the value of the Restricted Stock is then less than the value on the Measurement Date, additional shares in PSID containing the same restrictions as the Restricted Stock will be issued to Silverman to subsidize any shortfall (the “Registration Price Protection Event”).  Such additional shares of restricted stock shall be registered as soon as practical and, in all events, PSID shall use commercially reasonable efforts to cause a registration statement to be filed with the Securities and Exchange Commission within twenty-five (25) days from the date of the issuance of such additional shares.  Such additional shares shall also be price protected in accordance with the terms of this Section 5(c)(2) (the “Additional Registration Price Protection Event”).

In addition, the Restricted Stock shall be price protected for a period of one (1) year from the date in which a reverse stock split is effectuated by PSID such that if the average daily VWAP of one (1) share of common stock of PSID for ten (10) consecutive trading days is less than the value of the Restricted Stock on the Measurement Date (as adjusted for the reverse stock split), additional shares in PSID containing the same restrictions as the Restricted Stock will be issued to Silverman to subsidize any shortfall (the “Stock Split Price Protection Event,” together with the Registration Price Protection Event and Additional Registration Price Protection Event, each a “Price Protection Event”).  The additional shares received as a result of any such reverse stock split shall be registered as soon as practicable and, in all events, PSID shall use commercially reasonable efforts to cause a registration statement to be filed with the Securities and Exchange Commission within twenty-five (25) days from the date of issuance of such additional shares. Silverman’s right to additional shares in the event of a Stock Split Price Protection Event shall terminate in the event a reverse stock split has not been effectuated by PSID on or before September 30, 2013.

Notwithstanding anything herein to the contrary, (i) only those shares of Restricted Stock held by Silverman at the time of a Price Protection Event shall be subject to the price protection provisions of this Amended and Restated Agreement, and (ii) any and all additional shares issued under the price protection provisions of this Amended and Restated Agreement shall never exceed in the aggregate 50% of the number of shares issued on the Measurement Date, or a maximum of 9,056,091 shares.

The Restricted Stock shall be subject to a substantial risk of forfeiture.  If, for any reason, without good cause, Silverman shall fail and refuse to perform the Consulting Services requested by PSID pursuant to Section 3, he shall be in breach of this Amended and Restated Agreement.  If, upon notice of such breach, Silverman continues to fail and refuse to perform such Consulting Services for a period of ten (10) days, he shall forfeit all of his rights to compensation under this Section 5(c)(2).

PSID shall use its best efforts to cause the restrictive legend to be removed from the certificates issued for the Restricted Stock as soon as possible after January 2, 2012, and pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable state law as evidenced by a legal opinion of counsel the substance of which shall be reasonable satisfactory to PSID.

(d)           Notwithstanding anything in this Amended and Restated Agreement to the contrary, only to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on Silverman under Section 409A of the Internal Revenue Code of 1986, as amended, no compensation payment on account of Silverman's separation from service shall be made sooner than six (6) months after Silverman's last day of service.

(e)           PSID has agreed to grant Silverman a security interest in substantially all of its assets in order to secure PSID's performance under Sections 5(c)(1) and (2) of this Amended and Restated Agreement.  The form of Security Agreement is attached hereto as Exhibit A.

(f)           Other than as set forth in this Amended and Restated Agreement, any outstanding stock options and unvested restricted stock held by Silverman as of December 6, 2011 shall vest on January 2, 2012.

6.           Additional Benefits.

(a)           At the expiration of the Term, Silverman shall use his best efforts to obtain health insurance for himself and his family.  Until such time as Silverman obtains health insurance for himself and his family individually or through another employer, PSID shall continue to provide Silverman with health insurance for Silverman and his family consistent with the benefits provided to other executives of PSID.

(b)           PSID shall continue to pay all financing payments and insurance related costs on the  2009 GMC Yukon currently used by Silverman, through the end of the current lease term.

(c)           Until such time as Silverman obtains life insurance and disability insurance coverage from another employer, PSID shall utilize its commercially reasonable efforts to obtain and maintain, at its sole cost and expense, life insurance and disability insurance coverage consistent with the benefits provided to other executives of PSID.

(d)           In no event shall PSID be required to provide health benefits, life insurance or disability insurance coverage under this Section 6 after December 31, 2015.

7.           Payment Upon Change in Control.   (a) (i) To the extent that there shall be a Change in Control of PSID on or before September 30, 2013, as hereinafter defined, notwithstanding any term to the contrary in this Amended and Restated Agreement, Silverman shall be entitled to receive the Change in Control Compensation, as hereafter defined.

(ii)           For all purposes of this Amended and Restated Agreement, a Change in Control shall have the same definition as in the PSID 2009 Stock Incentive Plan, approved by the stockholders on November 10, 2009.

(iii)          For all purposes of this Amended and Restated Agreement, the term Change in Control Compensation shall mean the sum of (A) any and all earned but unpaid compensation as of the date of the Change in Control; (B) five (5) times the 2011 base salary paid by PSID to Silverman; and (C) five (5) times the average bonus paid by PSID and/or VeriChip to Silverman for the three (3) full calendar years immediately prior to the Change in Control.  The Change in Control Compensation shall be paid to Silverman within ten (10) days of the Change in Control.  In addition, any outstanding stock options and unvested restricted stock held by Silverman as of the Change in Control shall become vested and exercisable as of such date, and shall remain exercisable as of the life of the option.  Any Change in Control Compensation shall be reduced by THREE MILLION THREE HUNDRED NINETY-FOUR THOUSAND TWO HUNDRED TWENTY-THREE DOLLARS AND TWENTY CENTS ($3,394,223.20) and shall be capped at SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00).  Silverman’s right to any Change in Control Compensation shall terminate on September 30, 2013.  For the avoidance of confusion, the calculation of any “Change in Control Compensation” shall not include the THREE MILLION THREE HUNDRED NINETY-FOUR THOUSAND TWO HUNDRED TWENTY-THREE DOLLARS AND TWENTY CENTS ($3,394,223.20) paid hereunder.

8.           Event of Default.  Each of the following shall, after receipt by PSID of written notice from Silverman and after a cure period of ten (10) business days with respect to Sections 8(a) and 8(b) below and ninety (90) days with respect to Section 8(c) below, constitute an event of default under this Amended and Restated Agreement (each, an “Event of Default”):

(a)           Failure by PSID to pay any due and owing cash obligation under Section 5(c)(1) of this Amended and Restated Agreement;

(b)           Failure by PSID to issue the Contractual Obligations Stock and the Restricted Stock as provided under Sections 5(c)(1) and 5(c)(2) of this Amended and Restated Agreement;

(c)           Failure by PSID to register the Contractual Obligations Stock and the Restricted Stock with the Securities and Exchange Commission as set forth in Section 5(c)(2).

9.           Confidential Information.  (a)  Silverman recognizes and acknowledges that all information pertaining to this Amended and Restated Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; shareholders; acquisition candidates; financial condition; clients; customers or other relationships of PSID or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of PSID or any of its affiliates.  Access to and knowledge of the Information is essential to the performance of Silverman’s duties under this Amended and Restated Agreement.  Silverman will not, during the Term or thereafter, except to the extent reasonably necessary in performance of his duties under this Amended and Restated Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law.  Silverman will not make use of the Information for his own purposes or for the benefit of any person or organization other than PSID or any of its affiliates.  Silverman will also use his best efforts to prevent the disclosure of this Information by others.  All records, memoranda, etc. relating to the business of PSID or its affiliates, whether made by Silverman or otherwise coming into his possession, are confidential and will remain the property of PSID or its affiliates.

(b)           Silverman will, with reasonable notice during or after the Term, furnish information as may be in his possession and fully cooperate with PSID and its affiliates as may be required in connection with any claims or legal action in which PSID or any of its affiliates is or may become a party.

10.           Restrictions.  For a two (2) year period from the end of the Term (the “Restriction Period”), Silverman agrees that, without the prior express written approval from the board of directors of PSID, he shall not compete with PSID or any of its affiliates by directly or indirectly engaging in any business then being conducted by PSID, either directly or indirectly, as an individual, partner, member, corporation, limited liability company, limited liability partnership, officer of a corporation or in any other capacity whatsoever at any location at which PSID or its affiliates conducts business and/or provides any services.

(b)           Silverman acknowledges that the restrictions contained in this Section 10 of this Amended and Restated Agreement, in view of the nature of the activities in which PSID and its affiliates are engaged, are reasonable and necessary in order to protect the legitimate interests of PSID and its affiliates, and that any violation thereof would result in irreparable injuries to PSID and/or its affiliate(s), as the case may be.  Silverman, therefore, acknowledges that, in the event of the violation of any of these restrictions, PSID shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as attorneys’ fees and costs, damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative, and in addition to any other rights or remedies to which PSID may be entitled.

(c)           Silverman agrees that the restrictions contained in this Section 10 of this Amended and Restated Agreement are an essential element of Silverman’s compensation that Silverman is granted hereunder and, but for Silverman’s agreement to comply with such restrictions, PSID would not have entered into this Amended and Restated Agreement.

(d)           If any of the restrictions set forth in this Section 10 should, for any reason, be adjudged invalid or unreasonable in any proceeding, then the validity or enforceability of the remainder of such restrictions shall not be adversely affected.  If the Restriction Period or the area specified in this Section 10 of this Amended and Restated Agreement shall be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof or both, so that such restrictions may be enforced in such area and for such period of time as is adjudged to be reasonable.  If Silverman violates any of the restrictions contained in this Section 10, the Restriction Period shall not run in favor of Silverman from the time of commencement of any such violation until such time as such violation shall be cured by Silverman to the satisfaction of PSID.

(e)           The terms of this Section 10 shall survive the termination of this Amended and Restated Agreement. Silverman acknowledges that he can be gainfully employed and still comply with the terms of this Section 10 and that it is not unduly inconvenient to him.

11.           Indemnification; Litigation.  (a)  PSID will indemnify Silverman to the fullest extent permitted by the laws of the State of Florida in effect at that time, or the certificate of incorporation and by-laws of PSID, whichever affords the greater protection to Silverman.  Silverman will be entitled to any insurance policies PSID may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer of PSID.

(b)           In the event of any litigation or other proceeding between PSID and Silverman with respect to the subject matter of this Amended and Restated Agreement, PSID will reimburse Silverman for all costs and expenses related to the litigation or proceedings, including attorney’s fees and expenses, providing that the litigation or proceedings results in either a settlement requiring PSID to make a payment to Silverman or judgment in favor of Silverman.

12.           Mitigation.  Silverman will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by Silverman as the result of employment by another employer after the date Silverman’s employment hereunder terminates.

13.           Remedies.  (a)  Upon an Event of Default, interest will begin to accrue on the applicable obligation that was defaulted on at a rate of 5% per annum.  Interest shall accrue until such default is cured.  This subparagraph (a) of this Section 13 of this Amended and Restated Agreement will not be construed to limit in any manner any other rights or remedies an aggrieved Party may have by virtue of any breach of this Amended and Restated Agreement.

(b)           Each of the Parties has the right to waive compliance with any obligation of this Amended and Restated Agreement, but a waiver by any Party of any obligation will not be deemed a waiver of compliance with any other obligation or of its right to seek redress for any breach of any obligation on any subsequent occasion, nor will any waiver be deemed effective unless in writing and signed by the Party so waiving.

14.           Silverman's Representations. Silverman represents and warrants to PSID that he will pay all taxes relating to his Compensation when due and payable and that he will timely file all tax returns relating to his Compensation when legally required to do so.

15.           Attorney's Representations.  Silverman acknowledges that PSID’s counsel, Holland & Knight LLP prepared this Amended and Restated Agreement on behalf of and in the course of its representation of PSID, and that:

(a)	Silverman has been advised to seek the advice of independent counsel; and

(b)	Silverman has had the opportunity to seek and has, in fact, received the advice of independent counsel of his choosing.

16.           Notices.  Any notices required or permitted by this Amended and Restated Agreement or by law to be served on, or delivered to, any Party to this Amended and Restated Agreement, shall be in writing and shall be signed by the Party giving or delivering it and sent by courier that guarantees overnight delivery, or by registered or certified mail, return receipt requested, addressed to the Party to whom any communication under this Amended and Restated Agreement is to be made.  Notice given as provided herein shall be deemed to have been given on the mailing date and, unless otherwise provided herein, shall be effective from that date. Notice shall be sent to the respective Party at the address set forth below.  Any Party may change its address for purposes of receiving notices by furnishing notice of such change in the manner set forth above.

If to PSID:	PositiveID Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445

If to Silverman:	Scott R. Silverman
955 Iris Drive
Delray Beach, Florida 33483

17.           Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Amended and Restated Agreement shall not affect the other provisions hereof, and the Amended and Restated Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.

18.           Assignment.  This Amended and Restated Agreement shall inure to the benefit of and be binding upon PSID, its successors and assigns, and Silverman.  This Amended and Restated Agreement, being for the personal services of Silverman, shall not be assignable or subject to anticipation by Silverman.

19.           Amendments.  The terms and provisions of this Amended and Restated Agreement may not be modified except by written instrument duly executed by the Parties.

20.           Entire Agreement.  This Amended and Restated Agreement supersedes all other oral and written agreements between the Parties with respect to the matters contained in this Amended and Restated Agreement and, except as otherwise provided herein, this Amended and Restated Agreement contains all of the covenants and agreements between the Parties with respect to those matters.

21.           Law Governing Agreement.  This Amended and Restated Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  Any terms and conditions of this Amended and Restated Agreement which apply to Silverman and/or govern Silverman’s behavior after Silverman’s termination of employment and/or after the termination of this Amended and Restated Agreement shall automatically survive the termination of this Amended and Restated Agreement.

22.           Consent to Jurisdiction and Venue.  The Parties hereby consent and submit to the jurisdiction and venue of any state or federal court within the State of Florida, Palm Beach County in any litigation arising out of this Amended and Restated Agreement.

23.           Captions and Gender.  The headings contained in this Amended and Restated Agreement are inserted for convenience and reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Amended and Restated Agreement or any provisions hereof, and shall not affect in any way the meaning or interpretation of this Amended and Restated Agreement or any provisions hereof.  All personal pronouns used in this Amended and Restated Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural and vice versa whenever and as often as may be appropriate.

24.           Counterpart Execution.  This Amended and Restated Agreement may be executed in two or more counterparts either by facsimile or portable document format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Agreement as of December 8, 2011.

POSITIVEID CORPORATION

/s/ William J. Caragol
By: William J. Caragol, Chief Executive Officer

SILVERMAN:

/s/ Scott R. Silverman
SCOTT R. SILVERMAN

EXHIBIT A

Security Agreement
(filed as Exhibit 10.2)